Exhibit 10(a)

Amendment No. 1 to the First Amended and Restated 2019 Entergy Corporation
Non-Employee Director Service Recognition Program

This Amendment (this “Amendment”) to the First Amended and Restated 2019 Entergy Corporation Non-Employee Director Service Recognition Program (as may be amended from time to time, the “Amended SRP”) is made as of June 1, 2024. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Amended SRP.

WHEREAS, Section 4.1 of the Amended SRP permits the Board to amend the Amended SRP;

WHEREAS, the Board desires to amend the Amended SRP to increase the amount of compensation paid thereunder to better align it with current market practice;

NOW, THEREFORE, pursuant to Section 4.1 of the Amended SRP, the Amended SRP is hereby amended as follows, effective as of the June 1, 2024:

1.    Sections 3.1(a) and 3.1(b) of the Amended SRP are amended and restated to read in their entirety as follows, respectively:

a.Annual Awards. Subject to Section 3.1(b), on each Award Date, the account maintained under the Amended SRP for each Eligible Non-Employee Director will be credited with an annual award of Equity Units. The number of Equity Units shall be determined by dividing $80,000 ($85,000 for Award Dates in or after 2025) by the per-share closing price of the Common Stock on the NYSE on the Award Date.

b.Pro-Rated Awards. Eligible Non-Employee Directors who serve on the Board for a portion of a Year of Service shall receive a prorated SRP Award. Eligible Non-Employee Directors who commence service on the Board during a Year of Service and continue in service through the next Award Date shall be credited on the next Award Date with the number of Equity Units equal to $80,000 ($85,000 for Award Dates in or after 2025) divided by the per-share closing price of the Common Stock on the NYSE on the Award Date multiplied by a fraction, the numerator of which is the actual number of days the individual served as a Non-Employee Director during the Year of Service and the denominator of which is 365 days. For Non-Employee Directors who Separate from the Board during a Year of Service, their accounts will be credited on the last trading day of the month in which the Non-Employee Director Separates from the Board with the number of Equity Units equal to $80,000 ($85,000 for any Separation on or after June 1, 2024) divided by the per-share closing price of the Common Stock on the NYSE on such date multiplied by a fraction, the numerator of which is the actual number of days the individual served as a Non-Employee Director during the Year of Service and the denominator of which is 365 days.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment to the Amended SRP, as of the date first indicated above.

ENTERGY CORPORATION

By: ___/s/ Daniel T. Falstad______________
Name: Daniel T. Falstad
Title: Secretary